Exhibit 99.1

Evine Live Inc. Reports Fourth Quarter and Full Year Results

Company reports Fourth Quarter Net Income Improvement of 207% and Full Year Net Income Improvement of 29%

MINNEAPOLIS, MN – March 22, 2017 – Evine Live Inc. (“Evine”) (NASDAQ: EVLV) today announced results for the fourth quarter ended January 28, 2017. The company posted net income for the quarter of $2.0 million, a 207% improvement year-over-year, and adjusted EBITDA of $6.4 million, a 31% improvement year-over-year.

Net sales in the fourth quarter were $191 million, a $21 million or 9.9% decrease year-over-year driven by a $21 million reduction in low contribution margin consumer electronics, which includes management’s proactive $15 million reduction of low margin hoverboard sales. Excluding the effect of hoverboard sales, fourth quarter net sales declined 3.2%. Gross profit as a percentage of sales increased 260 basis points to 34.0% compared to 31.4% in the fourth quarter of last year.

“This is the fourth quarter in a row that we have expanded our gross margin rate, improved our cash position and grew our Adjusted EBITDA on a year-over-year basis. I’m very proud of our team and these results, particularly in light of the challenging macro retail environment. As previously noted, we continue to be on a different journey from our closest competitors. Our strategy to rebalance our merchandising mix and implement expense discipline has positioned us well for an exciting 2017.”

Fiscal Year 2016 Fourth Quarter Highlights

•	Net sales were $191 million, a 9.9% decrease year-over-year.

•	Gross profit as a percentage of sales increased 260 basis points to 34.0%.

•	Net income was $2.0 million, a 207% improvement year-over-year.

•	Adjusted EBITDA was $6.4 million, a 31% improvement year-over-year.

•	EPS was $0.03, a 200% improvement year-over-year.

•	Total Cash, including restricted cash, was $33 million, a 168% improvement year-over-year.

Rosenblatt continued, “Looking to 2017, we believe this will be another strong year of building shareholder value. Our merchandising plan will remain focused on delivering a balanced assortment of profitable proprietary, exclusive and name brand products. We will continue to work hard to engage our customers more intelligently by leveraging the use of predictive analytics and interactive marketing to drive personalization and relevancy to each experience.”

“And equally important, we will continue to find new methods, territories and technologies to distribute our video commerce programming beyond the television screen. This will include growing our revenues in social, mobile, online, and Over-the-Top platforms like Amazon Firestick, Apple TV and Roku, and also exploring thoughtful bricks and mortar retailing partnerships that leverage our video commerce expertise to build a bridge between traditional retail and e-Commerce.”

SUMMARY RESULTS AND KEY OPERATING METRICS
($ Millions, except average price points and EPS)

	Q4 2016 01/28/2017	Q4 2015 01/30/2016	Change		YTD 2016 01/28/2017	YTD 2015 01/30/2016	Change

Net Sales	$190.5	$211.5	(9.9%)		$666.2	$693.3	(3.9%)

Gross Margin %	34.0%	31.4%	260	bps	36.3%	34.4%	190	bps

Adjusted EBITDA	$6.4	$4.9	31%		$16.2	$9.2	76%

Net Income (Loss)	$2.0	$0.7	207%		$(8.7)	$(12.3)	29%

EPS	$0.03	$0.01	200%		$(0.15)	$(0.22)	32%

Net Shipped Units (000s)	3,132	2,907	8%		10,263	9,853	4%
Average Selling Price (ASP)	$54	$66	(18%)		$57	$64	(11%)
Return Rate %	18.4%	18.9%	(50	bps)	19.4%	19.8%	(40	bps)
Digital Net Sales %	51.9%	49.7%	220	bps	49.5%	46.9%	260	bps
Total Customers - 12 Month Rolling (000s)	1,429	1,436	(0%)		N/A	N/A	N/A

% of Net Merchandise Sales by Category
Jewelry & Watches	38%	35%			41%	39%
Home & Consumer Electronics	31%	39%			25%	31%
Beauty	17%	13%			16%	14%
Fashion & Accessories	14%	13%			18%	16%
Total	100%	100%			100%	100%

Fourth Quarter 2016 Results

•	Wearable categories, which include Jewelry & Watches, Fashion & Accessories, and Beauty, posted solid revenue performance, and together grew by 2%. However, this growth was more than offset by a 55% decline in the Consumer Electronics category, of which more than two-thirds of the decline was related to not repeating the low margin hoverboard sales from last year.

•	Return rate for the quarter was 18.4%, an improvement of 50 basis points year-over-year

•	Gross profit as a percentage of sales increased 260 basis points to 34.0%, driven by our merchandising mix shift initiatives. Gross profit dollars decreased 2.4% to $64.8 million.
•	Net income was $2.0 million, a 207% improvement year-over-year and Adjusted EBITDA increased 31% to $6.4 million. These improvements in profitability were the result of initiatives to rebalance the merchandising mix and decrease operating expenses that resulted in a 6% operating expense reduction of $3.7 million year-over-year, driven primarily by lower content distribution costs.

•	EPS for the fiscal 2016 fourth quarter improved to $0.03, which includes $0.1 million in distribution facility consolidation and technology upgrade costs. EPS for the fiscal 2015 fourth quarter was $0.01, which included $0.1 million in distribution facility consolidation and technology upgrade costs.

Full Year 2016 Results

•	Wearable categories, which include Jewelry & Watches, Fashion & Accessories, and Beauty, performed consistently throughout the year, and posted solid revenue performance, growing by 2%. Beauty had the strongest revenue growth within the wearables categories at 8%. This growth in wearables was offset by a 53% decline in the Consumer Electronics category.

•	Return rate for the year was 19.4%, an improvement of 40 basis points year-over-year.

•	Gross profit as a percentage of sales increased 190 basis points to 36.3%, driven by our merchandising mix shift initiatives. Gross profit dollars increased 1.3% to $241.5 million.
•	Net loss was $8.7 million, a 29% improvement year-over-year and the Adjusted EBITDA increased 76% to $16.2 million. These improvements in profitability were the result of initiatives to rebalance the merchandising mix and decrease operating expenses.

•	EPS for the fiscal year was ($0.15), which includes $4.4 million, or ($0.07) of executive and management transition costs, and $0.7 million, or ($0.01) of distribution facility consolidation and technology upgrade costs. EPS for fiscal 2015 was ($0.22), which included $3.5 million, or ($0.06) of executive and management transition costs and $1.3 million, or ($0.02) of distribution facility consolidation and technology upgrade costs.

Liquidity and Capital Resources

As of January 28, 2017, total cash, including restricted cash, was $33.1 million, compared to $12.3 million at the end of the fourth quarter of fiscal 2015. The Company also had an additional $19.8 million of unused availability on its revolving credit facility with PNC Bank at the end of the fourth quarter 2016.

After the fourth quarter end, on January 30, 2017, as previously announced, the Company agreed to purchase a block of 4,400,000 shares of its common stock, representing approximately 6.7% of shares outstanding, for approximately $4.9 million or $1.12 per share in a private transaction with NBCUniversal Media, LLC, a subsidiary of Comcast Corporation (“Comcast”)(NASDAQ:CMCSA).  The Company used cash on hand to buy back the shares.

Also after the fourth quarter end and continuing the Company’s strategy of strengthening its balance sheet, on March 21, 2017 the Company paid down $9.5 million, or approximately 60%, of its Great American Capital Partners (GACP) high interest term loan. The Company used a combination of cash on hand and its lower interest PNC Credit Facility to fund this pay down the GACP debt.

2017 Outlook

The following details relate to our expected performance for the first quarter and full year of fiscal 2017:

For First Quarter: We expect revenues to decline 6% to 9%, which reflects our continued rebalancing of our merchandising mix to reduce low margin consumer electronics that began back in the second quarter of 2016. We also expect to incur approximately $1.6 million in one-time charges related primarily to the early pay down of GACP debt. From a bottom-line perspective, we expect to post an improvement in net income and EPS as compared to prior year’s first quarter results.

For Full Year: We expect sales growth in the low single digits for fiscal 2017. We should show sequential improvement in each quarter so that revenues will be down low to mid-single digits in the first half of the year and show growth in the mid-single digits in the second half of the year. We expect adjusted EBITDA to be in the $18 to $22 million range, which would be growth of 11% to 36% year over year. Our fiscal year expectations include a 53rd week in fiscal 2017.

Conference Call

A conference call and webcast to discuss the Company's fourth quarter earnings will be held at 8:30 a.m. Eastern Time on Wednesday, March 22, 2017:

WEBCAST LINK:	http://event.on24.com/wcc/r/1282713/98B01DB2607F20329275F010EA22A090

TELEPHONE:	1-877-407-9039 (domestic) or 201-689-8470 (international)

Please visit www.evine.com/ir for more investor information and to review an updated investor deck.

About Evine Live Inc.

Evine Live Inc. (NASDAQ:EVLV) operates Evine, a multiplatform video commerce company that offers a compelling mix of proprietary and name brands directly to consumers in an engaging and informative shopping experience via television, online and mobile. Evine reaches more than 87 million cable and satellite television homes 24 hours a day with entertaining content in a comprehensive digital shopping experience.

Please visit www.evine.com/ir for more investor information.

Contacts

Media:
Dawn Zaremba
press@evine.com
(952) 943-6043

Investors:
Michael Porter
mporter@evine.com
(952) 943-6517

EVINE Live Inc.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	January 28,	January 30,
	2017	2016
	(Unaudited)

ASSETS
Current assets:
Cash	$32,647	$11,897
Restricted cash and investments	450	450
Accounts receivable, net	99,062	114,949
Inventories	70,192	65,840
Prepaid expenses and other	5,510	5,913
Total current assets	207,861	199,049
Property and equipment, net	52,715	52,629
FCC broadcasting license	12,000	12,000
Other assets	2,204	1,819
	$274,780	$265,497

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$65,796	$77,779
Accrued liabilities	37,858	35,342
Current portion of long term credit facilities	3,242	2,143
Deferred revenue	85	85
Total current liabilities	106,981	115,349

Other long-term liabilities	428	164
Deferred tax liability	3,522	2,734
Long term credit facilities	82,146	70,271
Total liabilities	193,077	188,518

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.01 par value, 400,000 shares authorized;
zero shares issued and outstanding	-	-
Common stock, $.01 par value, 100,000,000 shares authorized;
65,192,314 and 57,170,245 shares issued and outstanding	652	571

Additional paid-in capital	436,962	423,574

Accumulated deficit	(355,911)	(347,166)
Total shareholders' equity	81,703	76,979
	$274,780	$265,497

EVINE Live Inc.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	For the Three-Month Periods Ended		For the Twelve-Month Periods Ended

	January 28,	January 30,	January 28,	January 30,
	2017	2016	2017	2016
Net sales	$190,518	$211,542	$666,213	$693,312
Cost of sales	125,698	145,133	424,686	454,832
Gross profit	64,820	66,409	241,527	238,480
Margin %	34.0%	31.4%	36.3%	34.4%
Operating expense:
Distribution and selling	52,839	56,134	207,030	209,328
General and administrative	6,049	6,442	23,386	24,520
Depreciation and amortization	2,016	2,105	8,041	8,474
Executive and management transition costs	-	-	4,411	3,549
Distribution facility consolidation and technology upgrade costs	147	81	677	1,347
Total operating expense	61,051	64,762	243,545	247,218
Operating income (loss)	3,769	1,647	(2,018)	(8,738)

Other expense:
Interest income	4	2	11	8
Interest expense	(1,540)	(763)	(5,937)	(2,720)
Total other expense	(1,536)	(761)	(5,926)	(2,712)

Income (loss) before income taxes	2,233	886	(7,944)	(11,450)

Income tax provision	(186)	(219)	(801)	(834)

Net income (loss)	$2,047	$667	$(8,745)	$(12,284)

Net income (loss) per common share	$0.03	$0.01	$(0.15)	$(0.22)

Net income (loss) per common share
---assuming dilution	$0.03	$0.01	$(0.15)	$(0.22)

Weighted average number of
common shares outstanding:
Basic	64,185,333	57,158,427	59,784,594	57,004,321
Diluted	64,491,508	57,158,427	59,784,594	57,004,321

EVINE Live Inc.
AND SUBSIDIARIES
Reconciliation of Adjusted EBITDA to Net Income (Loss):
(Unaudited)

	For the Three-Month Periods Ended		For the Twelve-Month Periods Ended

	January 28,	January 30,	January 28,	January 30,
	2017	2016	2017	2016

Adjusted EBITDA (000's)	$6,436	$4,926	$16,225	$9,206
Less:
Executive and management transition costs	-	-	(4,411)	(3,549)
Distribution facility consolidation and technology upgrade costs	(147)	(81)	(677)	(1,347)
Shareholder Rights Plan costs	-	-	-	(446)
Non-cash share-based compensation	(514)	(136)	(1,946)	(2,275)
EBITDA (as defined)	5,775	4,709	9,191	1,589

A reconciliation of EBITDA to net income (loss) is as follows:

EBITDA (as defined)	5,775	4,709	9,191	1,589
Adjustments:
Depreciation and amortization	(2,006)	(3,062)	(11,209)	(10,327)
Interest income	4	2	11	8
Interest expense	(1,540)	(763)	(5,937)	(2,720)
Income taxes	(186)	(219)	(801)	(834)
Net Income (loss)	$2,047	$667	$(8,745)	$(12,284)

Adjusted EBITDA

EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding non-operating gains (losses); executive and management transition costs; distribution facility consolidation and technology upgrade costs; Shareholder Rights Plan costs and non-cash share-based compensation expense. The Company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our television and online businesses and in order to maintain comparability to our analyst's coverage and financial guidance, when given. Management believes that the term Adjusted EBITDA allows investors to make a more meaningful comparison between our business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric to evaluate operating performance under the Company’s management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. The Company has included a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, in this release.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope, should, plan, will or similar expressions. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees or estimated cost savings from contract renegotiations; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships and develop key partnerships and proprietary and exclusive brands; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our credit facilities covenants; customer acceptance of our branding strategy and our repositioning as a digital commerce company; the market demand for television station sales; changes to our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; including without limitation, regulations of the Federal Communications Commission and Federal Trade Commission, and adverse outcomes from regulatory proceedings; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; our ability to obtain and retain key executives and employees; our ability to attract new customers and retain existing customers; changes in shipping costs; our ability to offer new or innovative products and customer acceptance of the same; changes in customer viewing habits of television programming; and the risks identified under “Risk Factors” in our recently filed Form 10-K and any additional risk factors identified in our periodic reports since the date of such Form 10-K. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. We are under no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.